Exhibit 10.14

AMENDMENT #3

TO THE $210,000 PROMISSORY NOTE DATED DECEMBER 3, 2014

The parties agree that the $210,000 Promissory Note (the “Note”) by and between Liberty Star Uranium & Metals Corp. (the “Borrower”) and Tangiers Investment Group, LLC (the “Lender”) is hereby amended as follows:

1.	Payment. The Lender shall make a payment to the Borrower of $21,000 of Consideration ($20,000 in cash and $1,000 in an OID) under the Note on or before July 6, 2015.
2.	“Conversion Price” on Page 2 of the Note will be changed to read:

“Conversion Price” shall be equal to 60% of the lowest volume weighted average price of the Company’s common stock during the 5 trading days prior to the date on which Holder elects to convert all or part of the Note. If the Company is placed on “chilled” status with the Depository Trust Company (“DTC”), the discount shall be increased by 5% until such chill is remedied. If the Company is not Deposits and Withdrawal at Custodian (“DWAC”) eligible through their Transfer Agent and the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer (“FAST”) system, the discount will be increased by 5%. In the case of both, the discount shall be a cumulative 10%.

3.	Independent Transactions. The Borrower understands and agrees that the Note sets forth the terms for a series of independent transactions in which the Lender may elect to make a payment of Consideration to the borrower with each payment of Consideration creating a separate obligation of the Borrower to the Lender with the terms set forth in the Note. Accordingly, the Maturity Date of each payment of Consideration, and the repayment terms for each payment of Consideration, are as set forth in the Note.

ALL OTHER TERMS AND CONDITIONS OF THE NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated July 6, 2015 by signing below:

Liberty Star Uranium & Metals Corp.	Tangiers Investment Group, LLC
By:	By: Robert Papiri
Its:	Its: Managing Member